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                                                                       Exhibit 8
                   [Letterhead of Mays & Valentine, L.L.P.]
                          ____________________, 200_


FNB Corporation                     CNB Holdings, Inc.
105 Arbor Drive                     900 Memorial Drive
Christiansburg, Virginia 24068      Pulaski, Virginia 24301

Ladies/Gentlemen:

     We have acted as special counsel to FNB Corporation, a Virginia corporation ("FNB"), in connection with the proposed merger (the "Merger") of CNB Holdings, Inc. ("CNB") with and into FNB upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of____________________ , by and between FNB and CNB (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of FNB and the consent of CNB, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of FNB and CNB, and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement). We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement.

     Based upon and subject to the foregoing, it is our opinion that (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) that the material federal income tax consequences of the Merger to the stockholders of CNB who exchange their stock in CNB solely for FNB common stock, solely for cash or for a combination of FNB common stock and cash will be as generally described under the heading "Material Federal Income Tax Consequences of the Merger" in the Proxy Statement.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "Material Federal Income Tax Consequences of the Merger" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,